52700 Independence Court, Elkhart, Indiana 46514
THOR INDUSTRIES ANNOUNCES FISCAL 2026 FIRST QUARTER RESULTS
REPORTS STRONG RESULTS, IMPROVING MARKET SHARE AMIDST CHALLENGING BACKDROP

Financial Highlights

($ in thousands, except for per share data)	Three Months Ended October 31,		Change
	2025	2024
Net Sales	$2,389,123	$2,142,784	11.5%
Gross Profit	$320,974	$281,442	14.0%
Gross Profit Margin %	13.4%	13.1%	+30 bps
Net Income (Loss) Attributable to THOR	$21,669	$(1,832)	n/m
Diluted Earnings (Loss) Per Share	$0.41	$(0.03)	n/m
Cash Flows Provided by (Used in) Operations	$(44,867)	$30,740	(246.0)%

EBITDA (1)	$107,540	$81,733	31.6%
Adjusted EBITDA (1)	$131,005	$107,782	21.5%
(1) See reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included at the end of this release
Fiscal 2026 First Quarter
•Revenue of $2.39 billion, Net income attributable to THOR of $21.7 million and Adjusted EBITDA of $131.0 million in the quarter. Adjusted EBITDA excludes nonrecurring costs or benefits associated with strategic reorganization initiatives and the impact of real estate transactions
•North American market share improved for the second consecutive fiscal quarter as retail outperformed expectations during the period
•Dealer inventory turns remain at an appropriate level heading into the winter months and the Company is positioned advantageously should a market uptick occur
•Consolidated gross profit margin expanded 30 basis points despite a challenging environment, highlighting the strategic actions the Company has taken to streamline the business

Elkhart, Indiana, December 3, 2025 – THOR Industries, Inc. (NYSE: THO) today announced financial results for its fiscal 2026 first quarter ended October 31, 2025.

“The quarter finished stronger than we expected, and we are excited about the impact of the actions we are taking to improve the strength of our business and control what we can control so that when the market rebounds we will bounce back stronger than ever. Our 2025 Open House event in September was another success and represented a marked improvement versus last year as I heard great dealer feedback on the new products on display, in particular the new Keystone Montana and Heartland Bighorn products,” stated Bob Martin, President and Chief Executive Officer of THOR Industries. “In addition, I just spent time with our customers at the RVDA Expo in Las Vegas in November and, while they have a near-term cautious tone around the state of the consumer, I have never felt more confident about the long-term health of the industry and our Company.”

Todd Woelfer, Senior Vice President and Chief Operating Officer, added, “The strong results across our North American operations were supported by key data initiatives that continue to empower our operating companies, enabling them to quickly respond to the market and meet consumer demand. At the 2025 Open House we announced the RV Partfinder platform and received strong support from our dealer partners. Our goal is to help address a point of friction in RV ownership, and we are confident that RV Partfinder is an important piece of the answer to that long-standing issue. In North America, we benefitted from the impact of a number of strategic initiatives as our Towable segment experienced improved margins on relatively flat sales while our Motorized segment and supply companies drove improvements on both the top and bottom lines. In Europe, EHG’s quarter was impacted by the typical August shutdown and a price aggressive marketplace. Additionally, EHG’s results included restructuring costs that will have a long-term benefit to EHG’s operating results. From an internal expectation standpoint, EHG’s profitability aligned to plan for the quarter and we expect a similar cadence for the remainder of our fiscal year as we saw last year from EHG,” added Woelfer.

“We are vigilantly monitoring the health of our business so that we can effectively manage risk and protect profitability in light of the fact that numerous indicators suggest that the consumer may be retrenching. We feel confident in our operating plan and our balance sheet, and we will not hesitate to queue up stock repurchases if the stock sells off on broader consumer concerns,” added Colleen Zuhl, Senior Vice President and Chief Financial Officer.

First Quarter Financial Results

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended October 31,		Change
	2025	2024
Net Sales	$897,090	$898,778	(0.2)%
Unit Shipments	25,807	30,018	(14.0)%
Gross Profit	$118,995	$112,437	5.8%
Gross Profit Margin %	13.3%	12.5%	+80 bps
Income Before Income Taxes	$46,471	$46,821	(0.7)%

	As of October 31,		Change
($ in thousands)	2025	2024
Order Backlog	$656,002	$933,051	(29.7)%

•Net sales were flat as a favorable product mix offset a 14.0% decline in unit shipments as we aggressively managed channel inventory entering the winter months. The gross profit margin percentage in the first quarter of fiscal 2026 improved 80 basis points compared to the prior-year period, driven by lower warranty costs, lower overhead associated with the Heartland realignment and reduced promotional expenses, partially offset by higher material costs.

North American Motorized RVs

($ in thousands)	Three Months Ended October 31,		Change
	2025	2024
Net Sales	$661,096	$505,208	30.9%
Unit Shipments	4,950	3,741	32.3%
Gross Profit	$71,622	$42,727	67.6%
Gross Profit Margin %	10.8%	8.5%	+230 bps
Income Before Income Taxes	$33,149	$9,081	265.0%

	As of October 31,		Change
($ in thousands)	2025	2024
Order Backlog	$1,276,523	$963,141	32.5%

•Net sales for the North American Motorized segment increased 30.9% in the first quarter of fiscal 2026 compared to the prior-year period, impacted by a 32.3% increase in unit shipments driven by a combination of new products in the premium segment of the market as well as an ongoing emphasis on targeting critical retail price points where consumer demand is currently concentrated, with the expectation that this will lead to market share gains. Dealer inventory is at an appropriate level heading into the winter months despite significant load-in of new products, which we anticipate will precede a stronger relative retail performance in the remainder of fiscal 2026. The gross profit margin percentage expanded 230 basis points compared to the prior-year period due to volume leverage, reduced promotional activity and lower warranty costs, which more than offset higher material costs.

European RVs

($ in thousands)	Three Months Ended October 31,		Change
	2025	2024
Net Sales	$655,479	$604,903	8.4%
Unit Shipments	8,723	8,635	1.0%
Gross Profit	$77,814	$92,648	(16.0)%
Gross Profit Margin %	11.9%	15.3%	(340) bps
Income Before Income Taxes	$(26,638)	$1,177	n/m

	As of October 31,		Change
($ in thousands)	2025	2024
Order Backlog	$1,930,463	$2,043,636	(5.5)%

•European RV net sales for the first quarter of fiscal 2026 increased 8.4% compared to the prior-year period, driven by the combined impact of a 1.0% increase in unit shipments and a 7.4% increase in the overall net price per unit, which benefited from an increase in foreign exchange rates. The gross profit margin percentage fell 340 basis points compared to the prior-year period due to a higher mix of lower-margin special-edition motorcaravan products as well as increased promotional activity and warranty costs.

Fiscal 2026 Guidance

“The first quarter was better than expected, though we continue to see the balance of the year playing out the way we originally envisioned. Looking ahead, we are incrementally more convinced that our company-specific initiatives will gain traction throughout the fiscal year but acknowledge that there is a wide range of outcomes related to the health of the consumer as evidenced by consumer sentiment results. While the fiscal year has gotten off to a strong start, we are not going to get overly excited about offseason sell-in during such an uncertain time. Accordingly, if appropriate, we will update our outlook when we report second quarter results in March after we have more information to interpret.” commented Seth Woolf, Head of Corporate Development & Investor Relations.

For fiscal 2026, the Company’s full-year financial guidance includes:
•Consolidated net sales in the range of $9.0 billion to $9.5 billion
•Stable gross margin at midpoint, with upside in a stronger market
•Diluted earnings per share in the range of $3.75 to $4.25
•Guidance assumes a low- to mid-single digit retail decline in North America with stable market share
•Does not incorporate a meaningful financial impact related to the Heartland realignment, Keystone model refresh or other restructuring initiatives
•Assumes a normalized tax rate

Mr. Martin concluded by saying, “Year-to-date retail trends are running at the high end of our fiscal plan despite the fact that we are contending with unprecedented consumer uncertainty. There is no doubt that the government shutdown and constant tariff headlines have weighed on consumer confidence, but our products are dialed in and if we can get a modicum of macro stability, then I expect to see a strong show season.”

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements
This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic realignments or other reorganizational actions; the level of consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of adverse weather conditions and/or weather-related events; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.
These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2025.
We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED OCTOBER 31, 2025 AND 2024
($000’s except share and per share data) (Unaudited)

	Three Months Ended October 31,
	2025	% Net Sales (1)	2024	% Net Sales (1)
Net sales	$2,389,123		$2,142,784
Gross profit	$320,974	13.4%	$281,442	13.1%
Selling, general and administrative expenses	254,030	10.6%	240,197	11.2%
Amortization of intangible assets	27,928	1.2%	29,822	1.4%
Interest expense, net	9,017	0.4%	15,228	0.7%
Other income, net	2,489	0.1%	2,649	0.1%
Income (loss) before income taxes	32,488	1.4%	(1,156)	(0.1)%
Income tax provision (benefit)	9,319	0.4%	(283)	—%
Net income (loss)	23,169	1.0%	(873)	—%
Less: Net income (loss) attributable to non-controlling interests	1,500	0.1%	959	—%
Net income (loss) attributable to THOR Industries, Inc.	$21,669	0.9%	$(1,832)	(0.1)%

Earnings (loss) per common share:
Basic	$0.41		$(0.03)
Diluted	$0.41		$(0.03)

Weighted-average common shares outstanding:
Basic	52,690,083		52,974,603
Diluted	52,975,577		52,974,603	(2)

(1) Percentages may not add due to rounding differences
(2) Due to a loss for the three months ended October 31, 2024, zero incremental shares are included because the effect would have been antidilutive

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	October 31, 2025	July 31, 2025		October 31, 2025	July 31, 2025
Cash and equivalents	$509,878	$586,596	Current liabilities	$1,505,291	$1,584,696
Accounts receivable, net	655,642	707,363	Long-term debt, net	913,129	919,612
Inventories, net	1,464,085	1,351,796	Other long-term liabilities	273,693	271,424
Prepaid income taxes, expenses and other	90,332	132,220	Stockholders’ equity	4,299,273	4,289,552
Total current assets	2,719,937	2,777,975
Property, plant & equipment, net	1,313,354	1,315,728
Goodwill	1,850,580	1,841,118
Amortizable intangible assets, net	734,049	758,758
Equity investments and other, net	373,466	371,705
Total	$6,991,386	$7,065,284		$6,991,386	$7,065,284

Non-GAAP Reconciliations

The following table reconciles consolidated net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended October 31,
	2025	2024
Net income (loss) (GAAP)	$23,169	$(873)
Add back:
Interest expense, net	9,017	15,228
Income tax provision (benefit)	9,319	(283)
Depreciation and amortization of intangible assets	66,035	67,661
EBITDA (Non-GAAP)	$107,540	$81,733
Add back:
Stock-based compensation expense	10,950	10,537
Non-cash foreign currency loss (gain)	3,510	3,392
Investment-related loss (gain)	425	2,642
Strategic initiatives	15,050	15,459
Other loss (gain), including sales of PP&E	(6,470)	(5,981)
Adjusted EBITDA (Non-GAAP)	$131,005	$107,782

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income (loss) before net interest expense (income), income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

THOR Investor Relations Contact:
Seth Woolf
Head of Corporate Development & Investor Relations
swoolf@thorindustries.com
(574) 294-7718